Exhibit 5.1

June 4, 2008

Nielsen Finance LLC

770 Broadway

New York, New York 10003

Nielsen Finance Co.

770 Broadway

New York, New York 10003

Re:	Registration of Securities of Nielsen
Finance LLC and Nielsen Finance Co.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Nielsen Finance LLC, a Delaware limited liability company, and Nielsen Finance Co., a Delaware corporation, (each an “Issuer”, and together, the “Issuers”), in connection with the Issuers’ offer to exchange up to $220,000,000 aggregate principal amount of the Issuers’ 10% Senior Notes Due 2014, which have been registered under the Securities Act (the “Exchange Notes”), for a like principal amount of the Issuers’ outstanding 10% Senior Notes Due 2014 (the “Old Notes”),

Nielsen Finance Co.

Nielsen Finance LLC

June 4, 2008

with the Exchange Notes to be guaranteed (the “Guarantees”) by each of the parties listed on Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate, limited liability company, limited partnership and other records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.

When issued, executed, delivered and authenticated in accordance with the terms of the Registered Exchange Offer and the Indenture (each as defined in the Registration Rights Agreement, dated April 16, 2008, by and among the Issuers and the Initial Purchaser (as defined therein)), the Exchange Notes will be the legally valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality,

Nielsen Finance Co.

Nielsen Finance LLC

June 4, 2008

reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights generally.

2.	When the Exchange Notes have been issued, executed and authenticated in accordance with the terms of the Registered Exchange Offer and the Indenture, the Guarantees of each Guarantor with respect to the Exchange Notes will be the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor, as the case may be, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights generally.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York, the present Delaware General Corporation Law, the present Delaware Limited Liability Company Act, the present Delaware Revised Uniform Limited Partnership Act, the present California Corporations Code and the present New York Business Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

SCHEDULE I

A. C. Nielsen (Argentina) S.A., a Delaware corporation

A. C. Nielsen Company, a Delaware corporation

AC Nielsen (US), Inc., a Delaware corporation

AC Nielsen HCI, LLC, a Delaware limited liability company

ACN Holdings Inc., a Delaware corporation

ACNielsen Corporation, a Delaware corporation

ACNielsen EDI II, Inc., a California corporation

ART Holding, L.L.C., a Delaware limited liability company

Athenian Leasing Corporation, a Delaware corporation

Audience Analytics, L.L.C., a Utah limited liability company

BDS (Canada), LLC, a Delaware limited liability company

Billboard Cafes, Inc., a Delaware corporation

Broadcast Data Systems, LLC, a Delaware limited liability company

Cannon Holdings, L.L.C., a Utah limited liability company

Claritas Inc., a Delaware corporation

Consumer Research Services, Inc., a Delaware corporation

CZT/ACN Trademarks, L.L.C., a Delaware limited liability company

Decisions Made Easy, Inc., an Arkansas corporation

EMIS (Canada), LLC, a Delaware limited liability company

Foremost Exhibits, Inc., a Nevada corporation

Global Media USA, LLC, a Delaware limited liability company

Interactive Market Systems, Inc., a New York corporation

MFI Holdings, Inc., a Delaware corporation

Neslein Holding, L.L.C., a Delaware limited liability company

NetRatings, Inc., a Delaware corporation

Nielsen Business Media, Inc., a Delaware corporation

Nielsen Business Media Holding Company, a Delaware corporation

The Nielsen Company B.V., a Netherlands public limited company

The Nielsen Company (US), Inc., a New York corporation

Nielsen EDI, Inc., a California corporation

Nielsen Entertainment, LLC, a Delaware limited liability company

Nielsen Holding and Finance B.V., a Netherlands private limited company

Nielsen Holdings, Inc., a Delaware corporation

Nielsen Leasing Corporation, a Delaware corporation

Nielsen Media Research, Inc., a Delaware corporation

Nielsen Mobile, Inc., a Delaware corporation

Nielsen National Research Group, Inc., a California corporation

NMR Investing I, Inc., a Delaware corporation

NMR Licensing Associates, L.P., a Delaware limited partnership

Panel International S.A., a Delaware corporation

PERQ/HCI, LLC, a Delaware limited liability company

Radio and Records, Inc., a California corporation

Spectra Marketing Systems, Inc., a Delaware corporation

SRDS, Inc., a Delaware corporation

Trade Dimensions International, Inc., a Delaware corporation

VNU Marketing Information, Inc., a Delaware corporation

VNU Media Measurement & Information, Inc., a Delaware corporation

VNU/SRDS Management Co., Inc., a Delaware corporation

VNU USA Property Management, Inc., a New York corporation

VNU Holdings B.V., a Netherlands private limited company

VNU Intermediate Holding B.V., a Netherlands private limited company

VNU International B.V., a Netherlands private limited company

VNU Services B.V., a Netherlands private limited company

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